EXHIBIT 5.2

July 15, 2014

Madison Gas and Electric Company
133 South Blair Street
Madison, Wisconsin  53703

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (the “Registration Statement”) being filed by MGE Energy, Inc., a Wisconsin corporation, and Madison Gas and Electric Company, a Wisconsin corporation (“Company”) with the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933, as amended (“Act”) relating, among other things, to shelf registration of a presently indeterminate amount of the Company's Medium-Term Notes (“Notes”).  The Notes will be issued pursuant to the terms of an Indenture (“Indenture”) dated September 1, 1998, between the Company and the Bank of New York Mellon Trust Company, N.A. (successor to Bank One, N.A.), as trustee (the “Trustee”).

We are also familiar with the Restated Articles of Incorporation and the By-Laws of the Company and all amendments thereto and resolutions of the Board of Directors of the Company relating to the Registration Statement.

In this connection, we have examined or caused to be examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of all such records of the Company and others as we have deemed necessary or appropriate as a basis for the opinions set forth herein.  In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.  As to any facts material to the opinion expressed herein which were not independently established or verified by us, we have relied upon statements and representations of certain officers and other representatives of the Company and others.

Based upon the foregoing and subject to the qualifications and limitations set forth below, we are of the opinion that:

1.

The Company is a corporation validly existing and in good standing under the laws of the State of Wisconsin.

2.

The Company has the full right, power and authority to execute, deliver and perform its obligations under the Notes.

3.

The filing of the Registration Statement has been duly authorized by the Company’s Board of Directors.

For purposes of this opinion letter, we have assumed that, at the time of the issuance, sale and delivery of each series of Notes, the Company will have authorized the execution, delivery and performance of said series of Notes, that said authorization thereof by the Company will not have been modified or rescinded, and that the Company will have received any necessary regulatory approvals required by the Public Service Commission of Wisconsin.

We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states and the District of Columbia to the sale of Notes to be registered pursuant to the Registration Statement.

Such opinions are limited to the laws of the State of Wisconsin and the General Corporation Law of the State of Wisconsin. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinions expressed above, including any changes in applicable law which may hereafter occur.  We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to our firm included in or made part of the Registration Statement.  In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the related rules promulgated by the SEC.

Very truly yours,

/s/ STAFFORD ROSENBAUM LLP